EXHIBIT 5.1

December 13, 2004

Bimini Mortgage Management, Inc.
3305 Flamingo Drive, Suite 100
Vero Beach, Florida 32963

Ladies and Gentlemen:

        We have acted as counsel to Bimini Mortgage Management, Inc. (the "Company") in connection with the offer and sale by the Company of shares of its Class A common stock, par value $.001 per share (the "Class A Common Stock"). The Class A Common Stock is being sold pursuant to the Company's Registration Statement on Form S-11 (File No. 333-120603) under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement").

        We have reviewed the Registration Statement and such other documents, corporate records, certificates and instruments as we have deemed necessary.

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Class A Common Stock has been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of shares of Class A Common Stock included in the Registration Statement, such shares of Class A Common Stock will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP